Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 19, 2013

ACME UNITED CORPORATION REPORTS RECORD QUARTERLY EARNINGS

FAIRFIELD, CONN. – July 19, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced record quarterly net income of $2,210,000, or $.68 per diluted share, for the quarter ended June 30, 2013, compared to $2,061,000 or $.66 per diluted share for the comparable period in 2012, an increase of 7% in net income and 3% in diluted earnings per share.

Net income for the six months ended June 30, 2013 was $2,520,000, or $.78 per diluted share, compared to $2,320,000, or $.74 per diluted share in the comparable period last year, a 9% increase in net income and 5% increase in diluted earnings per share.

Net sales for the six months ended June 30, 2013 were $46.1 million, compared to $44.5 million in the same period in 2012, an increase of 4%. Net sales for the second quarter ended June 30, 2013 were $28.4 million, compared to $27.6 million in the comparable period of 2012, an increase of 3%.

Net sales for the quarter ended June 30, 2013 in the U.S. segment increased 5% compared to the same period in 2012 due to increased back to school sales and additional sales resulting from the acquisition of the C-Thru Ruler Company in June 2012. Net sales for the six months ended June 30, 2013 in the U.S. segment increased 8% compared to the same period in 2012 due to additional sales resulting from the acquisition of the C-Thru Ruler Company in June 2012, increased back to school sales and higher sales of Camillus knives.

Net sales in Canada for the three months ended June 30, 2013 decreased 5% in U.S. dollars and 3% in local currency compared to the same period in 2012. Net sales for the six months ended June 30, 2012 in Canada decreased 4% in U.S. dollars and 3% in local currency compared to the same period in 2012.

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Net sales in Europe for the three months ended June 30, 2013 increased 3% in U.S. dollars and 2% in local currency compared to the same period in 2012. Net sales for the six months ended June 30, 2013 in Europe decreased 18% in both U.S. dollars and local currency compared to the same period in 2012 primarily due to the bankruptcy and liquidation of a large customer in Germany in the second quarter of 2012.

Gross margins were 35.5% in the second quarter of 2013 compared to 35.6% in the second quarter of 2012. Gross margins were 35.8% for the six months ended June 30, 2013 compared to 35.4% for the comparable period last year.

Walter C. Johnsen, Chairman and CEO said, “We had the best quarterly sales and earnings in the Company’s history during the second quarter of 2013, an achievement especially significant as last year’s second quarter was also a record. Our back-to-school products continue to sell well and make market share inroads.” Mr. Johnsen added that sales of Camillus knives, PacKit first aid kits, and our gardening tools appear to be broadening the Company’s earnings base and may strengthen the second half performance.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2013
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2013	June 30, 2012

Net sales	$28,412	$27,594
Cost of goods sold	18,331	17,773
Gross profit	10,081	9,821
Selling, general, and administrative expenses	6,889	6,743
Income from operations	3,192	3,078
Interest expense	114	91
Interest income	(40)	(29)
Net interest expense	74	62
Other expense	25	43
Total other expense	99	105
Pre-tax income	3,093	2,973
Income tax expense	883	912
Net income	$2,210	$2,061

Shares outstanding - Basic	3,156	3,103
Shares outstanding - Diluted	3,265	3,144

Earnings per share basic	$0.70	$0.66
Earnings per share diluted	0.68	0.66

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2013 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2013	June 30, 2012

Net sales	$46,063	$44,472
Cost of goods sold	29,554	28,707
Gross profit	16,509	15,765
Selling, general, and administrative expenses	12,803	12,229
Income from operations	3,706	3,536
Interest expense	241	193
Interest income	(98)	(76)
Net interest expense	143	117
Other expense	28	86
Total other expense	171	203
Pre-tax income	3,535	3,333
Income tax expense	1,015	1,013
Net income	$2,520	$2,320

Shares outstanding - Basic	3,144	3,118
Shares outstanding - Diluted	3,233	3,142

Earnings per share basic	$0.80	$0.74
Earnings per share diluted	0.78	0.74

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2013
(Unaudited)

Amounts in 000's	June 30, 2013	June 30, 2012

Assets:
Current assets:
Cash	$8,458	$7,141
Accounts receivable, net	25,420	23,857
Inventories	29,450	26,681
Prepaid and other current assets	2,115	1,859
Total current assets	65,443	59,538
Property and equipment, net	2,353	2,377
Long term receivable	1,669	1,734
Intangible assets, less amortization	4,156	4,288
Other assets	1,115	1,217
Total assets	$74,736	$69,154

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$9,092	$9,968
Other current liabilities	5,401	5,612
Total current liabilities	14,493	15,580
Bank debt	26,012	23,005
Other non current liabilities	1,021	1,130
	41,526	39,715
Total stockholders' equity	33,210	29,439
Total liabilities and stockholders' equity	$74,736	$69,154

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